Exhibit (a)(1)(E)

NICE-SYSTEMS LTD.
PAPER ELECTION FORM

        A list of all of your options appears in the report available in your personal account with Tamir Fishman available at (http://www.tamirfishman.com). The list includes, to the extent applicable to you (a) those options granted before September 1, 2008 that have an exercise price greater than $30.00 per share (the “Eligible Options”), and (b) all other options, if applicable (which options are not eligible for exchange). You will receive your password from your Human Resources representative.

        To validly surrender Eligible Options for exchange, you must complete this Election Form according to the instructions on page 3 of this Election Form and return it to Tzur Tamir by fax at 09-743-7488, by email at tenderoffer@nice.com, by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. The deadline for receipt of this Election Form is no later than 4:00 P.M., Eastern Daylight Time, on August 5, 2009.

☐	I wish to surrender for exchange all of my Eligible Options

☐	I wish to surrender for exchange only my Eligible Options listed below:

Grant Number	Grant Date	Eligible Options	Option Price

I understand that my election is subject to the terms and conditions of the Offer to Exchange, dated June 23, 2009 (the “Offer to Exchange”). I understand that if NICE-Systems Ltd. accepts my surrendered Eligible Options on the expiration date of the offer, then all of my surrendered Eligible Options will be deemed automatically surrendered by me. I understand that if my offer is accepted I will (1) have no right, title or interest to my surrendered Eligible Option(s), and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect, and (2) receive, if I reside in Israel, Hong Kong or the United Kingdom, a new option to purchase one ordinary share for every three ordinary shares issuable upon the exercise of three surrendered options, or, if I reside in the United States, a restricted share unit to purchase one ordinary share for every three ordinary shares issuable upon the exercise of three surrendered options, subject to the terms and conditions of and as more fully explained in the Offer to Exchange and this Election Form. In addition, I am making the representations and acknowledgements to NICE-Systems Ltd. that are set forth on page 2 of this Election Form.

Date:                                , 2009

Signature

Name (please print)

I.D. or Social Security Number

Telephone Number During Working Hours

Neither the contents of this Election Form nor the Offer to Exchange have been reviewed by any regulatory authority. You are advised to exercise caution in relation to this Election Form and the Offer to Exchange. If you are in any doubt about any of the content of this Election Form or the Offer to Exchange, you should obtain independent professional advice.

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To: NICE-Systems Ltd.

        Pursuant to the Offer to Exchange, I hereby tender all or some of my Eligible Options, as specified above. In addition to the representations and acknowledgements by me on this Election Form, I hereby represent and acknowledge the following to NICE-Systems Ltd. (the “Company”):

        The Eligible Options tendered by me are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

—	I have full power and authority to tender my Eligible Options indicated in my personal report appearing on the Tamir Fishman website.

—	The Company’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange.

—	If my tendered Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to such tendered Eligible Option(s) and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect.

—	If my tendered Eligible Options are accepted for exchange, I acknowledge that the new option(s) (the “New Options”) I receive or the new restricted share units (the “New RSUs”) I receive:

š	will constitute a right to purchase one ordinary share for every three ordinary shares issuable upon the exercise of the surrendered options;

š	will be granted on the date that this offer expires and my tendered options are accepted for exchange and canceled by the Company. If the expiration date of the offer is extended, the New Option or New RSU grant date will be similarly extended;

š	will vest in accordance with a new vesting schedule as set forth in the Offer to Exchange;

š	will be subject to the terms and conditions of the Company’s 2008 Share Incentive Plan and a new option agreement or RSU agreement between the Company and me that will be forwarded to me after the grant of the New Options or New RSUs; and

š	for employees that are residents of Israel, the New Option will be granted under Section 102 (as amended) of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Israeli Tax Ordinance.

—	For employees that are residents of Israel: I have been informed that the Company has applied for a tax ruling from the Israeli Tax Authority in connection with the Offer to Exchange (the “Tax Ruling”), and have been provided with the expected tax consequences of such Tax Ruling, and have had the opportunity to confer with my tax and economic advisors, and hereby declare and confirm that I understand the expected tax consequences of such Tax Ruling, will act in accordance with its provisions and will not request its amendment or replacement with another tax arrangement.

—	I also acknowledge that I must be an “active” employee (as defined in the Offer to Exchange) of the Company from the date when I tender options through and on the date when the New Options or New RSUs are granted in order to receive New Options or New RSUs. I further acknowledge that if I do not remain such an employee, I will not receive any New Options or New RSUs or any other consideration for the options that I tender. If I terminate my employment with or without a good reason or am terminated with or without cause or my employment is otherwise terminated, before the date when the New Options or New RSUs are granted, then I will not receive New Options or New RSUs in the offer.

—	I also acknowledge that I must reside on the commencement and expiration date of this offer in Israel, Hong Kong, the United States or the United Kingdom, to receive New Options or NewRSUs.

—	I also acknowledge that I may not receive New Options or New RSUs if the Company enters into a merger or similar transaction in which there is a change of control of the Company prior to the grant of the New Options or New RSUs.

—	I recognize that as set forth in Section 6 of the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any and all options tendered for exchange.

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—	I understand that the Company has advised me to consult with my tax and financial advisors before deciding whether or not to participate in this exchange offer with respect to the tax consequences of exchanging my Eligible Options.

—	I understand that my participation in the offer is completely voluntary.

—	I understand that participation in the offer does not confer upon me the right to remain employed by the Company.

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INSTRUCTIONS

FORMING A PART OF THE TERMS AND CONDITIONS OF THE OFFER

    1.        Delivery of Election Form. A properly completed and duly executed Election Form (or an electronic copy or facsimile thereof) must be received by the Company at the address forth on page 1 of this Election Form on or before the expiration date of the offer.

        The method by which you deliver any required documents (including this Election Form) is at your election and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        You may elect to tender either all of your eligible options or some of them (on a grant-by-grant basis), with all or none of the options subject to each grant tendered, by checking the applicable election box. If you chose to elect to tender only a particular grant or grants of eligible options, then you must list them on the Election Form. An election to surrender options for exchange pursuant to this offer may be withdrawn at any time prior to August 5, 2009. If the offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw all options surrendered for exchange, you must deliver a properly completed Notice of Withdrawal, or an electronic copy or facsimile thereof, to the Company prior to the expiration date of this offer. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly surrendered for exchange for purposes of the offer, unless such withdrawn options are properly re-surrendered prior to the expiration date of the offer by submitting a new Election Form in accordance with the procedures described above.

        The Company will not accept any alternative, conditional or contingent elections to surrender options for exchange. All employees surrendering options for exchange, by execution of this Election Form (or facsimile of it), waive any right to receive any notice of the acceptance of their options for surrender, except as provided in the Offer to Exchange.

    2.        Surrender of Options for Exchange. You must elect to tender your Eligible Options on a grant-by-grant basis, with all or none of the options subject to each grant surrendered. You must surrender the full unexercised portion of each Eligible Option.

    3.        Signatures on the Election Form. If this Election Form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option award document(s) to which the options are subject without alteration, enlargement or any other change.

        If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, then such person’s full title and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Election Form.

    4.        Requests for Assistance or Additional Copies. Any questions or requests for assistance or for additional copies of the Offer to Exchange or this Election Form may be directed to:

Tzur Tamir Telephone: +972-9-775-2339 Email: tenderoffer@nice.com

    5.        Irregularities. Any questions as to the number of shares subject to options to be accepted for exchange, and any questions as to the validity (including eligibility and time of receipt), form and acceptance of any surrender of options for exchange will be determined by the Company in its sole discretion. The Company reserves the right to reject any or all options surrendered for exchange that the Company determines not to be in appropriate form or the acceptance of which would be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity, provided that any such waiver would apply equally to each option holder. No surrender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the surrender of options for exchange must be cured prior to the expiration of the offer. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the surrender of options for exchange, and neither the Company nor any other person will incur any liability for failure to give any such notice.

    6.        Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information.